LOGICAL CHOICE CORPORATION

2014 Stock Incentive Plan

TABLE OF CONTENTS

SECTION 1. DEFINITIONS	1
“Acquired Share(s)”	1
“Board of Directors”	1
“Business Day”	1
“Call Price”	1
“Cause”	1
“Code”	1
“Committee”	1
“Common Stock”	1
“Company”	1
“Competitor”	1
“Confidential Information”	1
“Disability”	1
“Disloyal Act”	2
“Disposition”	2
“Effective Date of Termination”	2
“Exercise Agreement”	2
“Exercise Price”	2
“Family Group”	2
“Fair Value”	2
“Holding Period”	3
“Incentive Shares”	3
“Incentive Stock Option” or “Qualified Stock Option”	3
“ISO-FMV”	3
“Non-Employee Director”	3
“Non-Qualified Stock Option”	4
“Offer”	4
“Option”	4
“Over 10% Owner”	4
“Parent”	4
“Participant”	4
“Plan”	4
“Prime Rate”	4
“Proposed Purchase Price”	4
“Proposed Purchaser”	4
“Public Offering”	4
“Resignation For Good Reason”	4
“Restricted Stock Award”	5
“Restricted Stock Award Agreement”	5
“Stock Appreciation Right”	5
“Stock Appreciation Right Agreement”	5
“Stock Incentive”	5
“Stock Incentive Agreement”	5
“Stock Option Agreement” or “Stock Option Certificate”	5
“Subsidiary”	5
“Tax Date”	5
“Termination of Employment”	5
“Trade Secret(s)”	5
“Transaction”	6
“Transfer Notice”	6
“Transferee”	6
“Withholding Election”	6

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Logical Choice CORPORATION
2014 Stock Incentive Plan

SECTION 1. DEFINITIONS

The following capitalized terms are used throughout the Plan, Stock Incentive Agreements, and Exercise Agreements with the meaning thereafter ascribed:

“Acquired Share(s)” means any and all outstanding shares of Common Stock issued pursuant to Stock Incentives awarded under the Plan. For purposes of the restrictions on transfer set forth in Section 7.1 hereof, “Acquired Shares” excludes shares which have been sold and transferred: (a) in a Public Offering, (b) in a Transaction, (c) after compliance with the right of first refusal in Section 7.2 hereof, and (d) after a Public Offering, in a transaction effected pursuant to Rule 144 promulgated under the Securities Act.

“Board of Directors” means the board of directors of the Company.

“Business Day” means a day on which the New York Stock Exchange is open for trading.

“Call Price” means the purchase price, determined in accordance with Section 7.4 hereof, to be paid by the Company for each Acquired Share repurchased by the Company in accordance with Section 7.3 hereof.

“Cause” means conduct amounting to: (a) fraud or dishonesty against the Company, (b)  willful misconduct, insubordination, or repeated refusal or inability to follow the reasonable and lawful directives of the Board of Directors, (c) or knowing violation of law in the course of performance of duties or services of a Participant’s employment or other relationship with the Company, (d) repeated absences from work without a reasonable excuse, (e)  intoxication with alcohol or drugs while on the Company’s premises or during regular business hours, (f)  a conviction or plea of guilty or nolo contendere to a felony or a crime involving dishonesty, (g) a breach or violation of the terms of any employment or other agreement to which Participant and the Company are party, (h) substandard or ineffective performance of the duties of employment as determined by the Committee, or (i) a Disloyal Act.

“Code” means the Internal Revenue Code, as amended from time to time.

“Committee” means the committee appointed by the Board of Directors to administer the Plan or, in the absence of appointment of such committee, the Board of Directors.

“Common Stock” means the Company’s common stock, or any successor securities thereto.

“Company” means Logical Choice Corporation, a Nevada corporation.

“Competitor” means a business which involves providing consulting, development, discovery, licensing, marketing and/or distribution of software which provides linking or communications between imaging software and database software.

“Confidential Information” means information, other than Trade Secrets, that is of value to its owner and is treated as confidential, including, but not limited to, future business plans, licensing strategies, advertising campaigns, information regarding executives or employees, and the terms and conditions of the Plan and any Option Agreement.

“Disability” means: (a) the inability to perform the duties of employment due to physical or emotional incapacity or illness, where such inability is expected to be of long-continued and indefinite duration, or  (b) a Participant shall be entitled to: (i) disability retirement benefits under the federal Social Security Act, or (ii) recover benefits under any long-term disability plan or policy maintained by the Company. In the event of a dispute, the determination of Disability shall be made by the Committee and shall be supported by advice of a physician competent in the area to which such Disability relates.

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“Disloyal Act” means: (a) improper or unauthorized disclosure of Trade Secrets or Confidential Information, or (b) Performing Services (as such term is defined below), without the written consent or acquiescence of the Committee. As used in the preceding sentence, “Performing Services” means that the Participant performs services for a Competitor that are substantially the same as the services Participant performs or performed for the Company: (i) during the time the Participant is employed by, or is engaged to perform services for, the Company, its Parent, or a Subsidiary, or (ii) during the one (1) year period which commences on the Effective Date of Termination. The Committee shall not be deemed to have acquiesced in a Disloyal Act, even if the Committee has actual knowledge of the Disloyal Act, unless: (A) the activities which constitute a Disloyal Act are listed on an exhibit to any employment agreement between the Company and such Participant, (B) the Participant gave written notice of the Participant’s intention to perform such Disloyal Act to the Board of Directors not less than thirty (30) Business Days prior to the performance of such Disloyal Act and the Committee did not object, or (C) the Participant was directed in writing by an officer or a managerial employee of the Company to perform such Disloyal Act and the Participant delivered a copy of such written direction to the Committee within ten (10) days of the Committee’s request for such a copy.

“Disposition” means any conveyance, sale, transfer, assignment, pledge, or hypothecation of Common Stock, whether outright or as security, inter vivos or testamentary, with or without consideration, voluntary or involuntary.

“Effective Date of Termination” means the effective date of Termination of Employment as determined by the Committee. In making its determination, the Committee shall consider the date stated in any notice of termination given by the Company, and if no notice of termination is given by the Company, the date on which a Participant last performs the duties or services of the Participant’s employment or other relationship with the Company as determined by the Committee. In the absence of manifest error, the Committee’s determination is final, binding, and nonappealable.

“Exercise Agreement” means an agreement entered into by and between a Participant and the Company which sets forth the terms and conditions with respect to the Participant’s exercise of an Option and the issuance of Shares thereupon.

“Exercise Price” means the consideration which must be paid by a Participant or a Transferee to purchase one share of Common Stock upon exercise of an Option.

“Family Group” means, with respect to any Participant, such Participant’s spouse and descendants (whether natural or adopted), and any trust solely for the benefit of such Participant and/or such Participant’s spouse and/or their respective ancestors and/or descendants.

“Fair Value” means the value of one share of Common Stock determined as set forth below, as of the business day which immediately precedes the date for which Fair Value is determined.

(a) If the Common Stock is not: (i) listed on any securities exchange, (ii) quoted in the NASDAQ National Market System, or (iii) quoted in the over-the-counter market as reported by the National Quotation Bureau, “Fair Value” means an amount determined by the Committee in good faith. In making the determination of the Fair Value pursuant to this subparagraph (a), the Committee shall assume: (A) that the value of the Company is equal to the amount which would be paid in cash for the Company, as a going concern, by an unaffiliated third party buyer, and may take into account such additional factors as may be relevant to such valuation, including, without limitation, the absence of a trading market for the Common Stock, the minority status of the shares of Common Stock, and such other facts and circumstances as may be material, in the judgment of the Committee, and (B) that the Fair Value of one share of Common Stock is equal to: (I) the value of the Company, divided by (II) the sum of the number of outstanding shares of Common Stock, plus all Incentive Shares, plus all shares of Common Stock issuable upon: (x) the exercise of all outstanding options not issued under the Plan, warrants, and rights to purchase Common Stock, and (y) the conversion of all outstanding convertible securities. The Fair Value established by the Committee shall, in the absence of manifest error, be final, binding, and conclusive upon the Company and all affected Participants.

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(b) If the Common Stock is: (x) listed on a securities exchange, (y) quoted in the NASDAQ National Market System, or (z) quoted in the over-the-counter market as reported by the National Quotation Bureau, “Fair Value” means the average Daily Price (as such term is defined below) over a twenty (20) Business Day period consisting of the day as of which Fair Value is being determined and the nineteen (19) consecutive Business Days prior to such date. For the purposes of computing Fair Value, the “Daily Price” for each of the twenty (20) consecutive Business Days shall be determined as follows:

(i) If the Common Stock is listed on a securities exchange, the “Daily Price” is the closing price of the Common Stock on the securities exchange having the greatest trading volume over the preceding thirty (30) calendar day period, or, if there have been no sales on a particular Business Day, the average of the last reported bid and asked quotations on such exchange at the close of business for such Business Day.

(ii) If the Common Stock is quoted on the NASDAQ National Market System, the “Daily Price” is the average of the representative bid and asked prices of the Common Stock quoted in the NASDAQ National Market System as of 4:00 p.m., Eastern Time.

(iii) If the Common Stock is quoted on the over-the-counter market as reported by the National Quotation Bureau, the “Daily Price” is the average of the highest bid and asked prices of the Common Stock on the over-the-counter market as reported by the National Quotation Bureau.

“Holding Period” means a one (1) year period which commences on the Effective Date of Termination, except that, if the Company is or becomes a party to an agreement with a third party which prohibits the Company from exercising the right of first refusal in Section 7.2 hereof or the Company’s right to purchase Acquired Shares upon Termination of Employment in Section 7.3 hereof, or, if the exercise of such rights would cause the Company to breach any financial or other covenant in any agreement to which the Company is a party, Holding Period means the period which commences on the Effective Date of Termination and ends on the first anniversary of the date that the Company is no longer subject to, or obtains a waiver of, such prohibition or covenant.

“Incentive Shares” means all shares of Common Stock subject to issuance upon exercise or payment of all outstanding Stock Incentives.

“Incentive Stock Option” or “Qualified Stock Option” means an incentive stock option, as defined in Code Section 422, which is awarded under the Plan.

“ISO-FMV” means the Fair Value of one (1) share of Common Stock, determined without consideration of factors such as the absence of a trading market, the minority status of the shares of Common Stock, or any other factor, except a restriction which, by its terms, will never lapse.

“Non-Employee Director” means a member of the Board of Directors who:

(a) is not currently an officer or otherwise employed by the Company, its Parent, or any Subsidiary;

(b) does not receive compensation directly or indirectly from the Company, its Parent, or any Subsidiary, for services rendered as a consultant or in any capacity other than as a director, except for compensation in an amount for which disclosure would not be required pursuant to Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act of 1933;

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(c) does not possess an interest in any other transaction for which disclosure would be required pursuant to Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act of 1933; and

(d) is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act of 1933.

“Non-Qualified Stock Option” means a stock option awarded under the Plan which does not qualify as an Incentive Stock Option.

“Offer” means a bona fide written offer made by a Proposed Purchaser to a Participant or Transferee to purchase Acquired Shares owned by such Participant or Transferee in an arm’s length transaction.

“Option” means a Non-Qualified Stock Option or an Incentive Stock Option.

“Over 10% Owner” means an individual who, at the time an Incentive Stock Option is granted, owns Common Stock possessing more than ten percent (10%) of the total combined voting power of the Company, or one of its Parents or Subsidiaries, determined by applying the attribution rules of Code Section 424(d).

“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if (with respect to Incentive Stock Options, at the time of granting of the Option), each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

“Participant” means an individual who receives a Stock Incentive.

“Plan” means the Logical Choice Technologies, Inc. 1999 Stock Incentive Plan.

“Prime Rate” means the prime rate as published in the “Money Rates” column of the Wall Street Journal, and if more than one rate is published, the average of such rates, and if there is a range of such rates, the average of such rates.

“Proposed Purchase Price” means the price per Acquired Share offered in an Offer by a Proposed Purchaser.

“Proposed Purchaser” means an unrelated third party who is not a Competitor who makes a bona fide arm’s length written offer to a Participant or a Transferee to purchase Acquired Shares owned by such Participant or Transferee.

“Public Offering” means the offering for sale by the Company of Common Stock pursuant to a registration statement filed in accordance with the Securities Act of 1933, as amended, or any comparable law then in effect, which results in gross proceeds to the Company in excess of five million dollars ($5,000,000.00). The effective date of any such Public Offering shall be the first day on which the securities covered thereby may lawfully be offered and sold pursuant to such registration statement.

“Resignation For Good Reason” means any voluntary resignation of employment by a Participant, because of: (a) a material reduction in the Participant’s total compensation package, (b) the Participant’s involuntary relocation by the Company to a location which is outside the boundaries established by the Internal Revenue Service for determining whether expenses incurred in commuting to and from a place of employment are tax deductible, or (c) a material change in the responsibilities of employment which is not based upon substandard or ineffective job performance. In order to qualify as a Resignation for Good Reason, the Participant must tender written notice of resignation within thirty (30) days of the first to occur of the events described in clause (a), (b), or (c). Any resignation after such thirty (30) day period shall not, without the consent of the Committee, be a Resignation For Good Reason. The Committee shall, in good faith, make the final determination as to whether a resignation is a Resignation for Good Reason, and such determination, in the absence of manifest error, shall be final, binding, and nonappealable.

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“Restricted Stock Award” means restricted stock awarded pursuant to the Plan.

“Restricted Stock Award Agreement” means an agreement between the Company and a Participant evidencing an award of a Restricted Stock Award.

“Stock Appreciation Right” means a stock appreciation right awarded pursuant to the Plan.

“Stock Appreciation Right Agreement” means an agreement between the Company and a Participant evidencing an award of a Stock Appreciation Right.

“Stock Incentive” means an Incentive Stock Option, a Non-Qualified Stock Option, a Restricted Stock Award, or a Stock Appreciation Right.

“Stock Incentive Agreement” means an agreement between the Company and a Participant evidencing an award of a Stock Incentive, including a Stock Option Agreement, a Stock Appreciation Right Agreement, or a Restricted Stock Award Agreement.

“Stock Option Agreement” or “Stock Option Certificate” means an agreement between the Company and a Participant evidencing the grant of an Option.

“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if (with respect to Incentive Stock Options, at the time of the granting of the Option) each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

“Tax Date” means the date on which the amount of any tax required to be withheld is determined.

“Termination of Employment” means the termination of the employer-employee relationship between a Participant and the Company (and its Parents and Subsidiaries), regardless of the fact that severance or similar payments are made to the Participant, for any reason, including, without limitation, a termination by resignation, discharge, death, Disability, or retirement. The Committee shall, in its absolute discretion, determine the effect of all matters and questions relating to Termination of Employment, including, without limitation, the question of whether a leave of absence constitutes a Termination of Employment, or whether a Termination of Employment is for Cause.

“Trade Secret(s)” means information, without regard to form, which derives economic value, actual or potential, from not being generally known and not being readily ascertainable to other persons who can obtain economic value from its disclosure or use and which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality. Trade Secrets may include either technical or non-technical data, including without limitation: (a) any useful process, machine, chemical formula, composition of matter, or other device which: (i) is new or which the Participant has a reasonable basis to believe may be new, (ii) is being used or studied by the Company and is not described in a patent or in any literature already published and distributed externally by the Company, and (iii) is not readily ascertainable from inspection of a product of the Company; (b) any engineering, technical, or product specifications including those of features used in any current product of the Company, or to be used, or the use of which is contemplated, in a future product of the Company; (c) any application, operating system, communication system, or other computer software (whether in source or object code) and all flow charts, algorithms, coding sheets, routines, subroutines, compilers, assemblers, design concepts, test data, documentation, or manuals related thereto, whether or not copyrighted, patented or patentable, related to or used in the business of the company; and (d) information concerning the customers, suppliers, products, pricing strategies of the Company, personnel assignments, and policies of the Company, or matters concerning the financial affairs and management of the Company or any parent, subsidiary, or affiliate of the Company.

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“Transaction” means any: (a) dissolution or liquidation of the Company; (b) merger, consolidation, combination, reorganization, or like transaction in which the Company is not the survivor, or any share exchange in which the Company is not the parent; (c) sale or transfer (other than as security for the Company’s obligations) of all or substantially all of the assets of the Company; or (d) sale or transfer of ninety percent (90%) or more of the issued and outstanding shares of Common Stock by the holders thereof in a single transaction or in a series of related transactions, except that a distribution of shares of Common Stock by a holder that is (A) an entity to: (x) the employees, officers, and/or directors of such holder, (y) the shareholders, partners, other equity security holders, or beneficiaries of such holder, or (z) to any Parent or Subsidiary, or (B) an individual to members of such holder’s Family Group, for no consideration, shall not be deemed a “transfer” for purposes of this clause.

“Transfer Notice” means a written notice of an Offer which states the number of Acquired Shares subject to such Offer, the Proposed Purchase Price, and terms of payment offered by a Proposed Purchaser in such Offer.

“Transferee” means the estate, or the executor or administrator of the estate, of a deceased Participant, or the personal representative of a Participant suffering a Disability, or any subsequent transferee of the Transferee.

“Withholding Election” means a Participant’s election: (a) with respect to Common Stock issued pursuant to any Stock Incentive, to have the number of shares of Common Stock so issued reduced in accordance with Section 8.1 hereof by the smallest number of whole shares of Common Stock which, when multiplied by the Fair Value of such shares of Common Stock, determined as of the Tax Date, is sufficient to satisfy all federal, state, and local tax withholding obligations arising from the issuance of such shares of Common Stock, or (b) with respect to the vesting of any Restricted Stock Award, to tender, in accordance with Section 8.1 hereof, the smallest number of whole shares of Common Stock back to the Company which, when multiplied by the Fair Value determined as of the Tax Date, is sufficient to satisfy all federal, state, and local, tax withholding obligations arising from the vesting of such Restricted Stock Award.

Section 2. Stock Incentive Plan

Section 2.1. Plan Purpose. The Plan is intended to provide an opportunity for directors, officers, key employees, and consultants of the Company to acquire Common Stock, or to receive compensation which is based upon appreciation in the value of Common Stock.  The Plan provides for the grant of Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock Awards, and Stock Appreciation Rights to aid the Company in retaining and obtaining key personnel of outstanding ability. The Company expects the grant of Stock Incentives to benefit the Company by motivating such key personnel to help the Company succeed.

Section 2.2 Stock Subject to the Plan. Subject to adjustment in accordance with Section 8.2 hereof, Fifteen Million (15,000,000) shares of Common Stock (the “Total Reserved Shares”) are hereby reserved exclusively for issuance pursuant to Stock Incentives granted under the Plan. At no time shall the Company have outstanding Incentive Shares and Acquired Shares in excess of the Total Reserved Shares, minus the number of Acquired Shares redeemed by the Company pursuant to Sections 7.2 and 7.3 hereof. Acquired Shares redeemed by the Company may be either (a) authorized and unissued Common Stock or (b) Common Stock held in the treasury of the Company, as shall be determined by the Committee. If an Option or Stock Appreciation Right expires or terminates for any reason without being exercised in full, or if Acquired Shares issued under a Restricted Stock Award are transferred back to the Company pursuant to the restrictions thereon, other than pursuant to the Company’s call right pursuant to Section 7.3 or the Company’s right of first refusal pursuant to Section 7.2, such Shares shall again be available for purposes of the Plan. Acquired Shares purchased by the Company pursuant to Section 7.2 hereof and Section 7.3 hereof shall not be available for the purposes of the Plan.

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Section 2.3 Plan Administration. The Plan shall be administered by the Committee.  The Committee shall have full and plenary power and authority in its discretion to determine the directors, officers, key employees, and consultants of the Company to whom Stock Incentives shall be granted and the terms and provisions of all Stock Incentives, subject to the provisions of the Plan.  Subject to the provisions of the Plan, the Committee shall have full and plenary power and authority to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, to determine the terms and provisions of the Stock Incentive Agreements, and to make all other determinations necessary or advisable for the proper administration of the Plan.  The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan (whether or not such persons are similarly situated).  The Committee’s decisions, in the absence of manifest error, shall be final and binding on all Participants. No member of the Committee shall be liable for damages for any action taken as a member of the Committee.

Section 2.4 Composition of Committee after Initial Public Offering. Following the first registration of an equity security under Section 12 of the Securities Exchange Act of 1934, as amended, the Committee shall consist of at a minimum two (2) or more Non-Employee Directors.

Section 2.5 Eligibility and Limits. Stock Incentives may be granted only to directors, officers, key employees, and consultants of the Company or a Parent or Subsidiary the Company; provided, however, that an Incentive Stock Option may only be granted to an employee of any such entity.  In the case of Incentive Stock Options, the aggregate Fair Value (determined as of the time an Incentive Stock Option is granted) of Incentive Shares with respect to which Incentive Stock Options become exercisable for the first time by a Participant during any calendar year under all plans of the Company, its Parents, and its Subsidiaries shall not exceed one hundred thousand dollars ($100,000).

Section 3. Terms and Conditions of All Stock Incentives

Every Stock Incentive granted under the Plan shall conform to the following provisions of the Plan and may contain such other terms and conditions which are not inconsistent with the Plan as the Committee determines are advisable and in the interest of the Company:

Section 3.1. Number of Shares. The number of Incentive Shares subject to a Stock Incentive shall be determined by the Committee in its sole discretion, subject to the provisions of Section 2.2 of the Plan. The number of Incentive Shares shall be set forth in the Stock Incentive Agreement, and shall be subject to adjustment as provided in Section 8.2 hereof.

Section 3.2. Stock Incentive Agreement. Each Stock Incentive shall be evidenced by a Stock Incentive Agreement executed by the Company and the Participant, which shall be in such form and contain such terms and conditions as the Committee in its discretion may, subject to the provisions of the Plan, from time to time determine.

Section 3.3. Date of Grant. The date a Stock Incentive is granted shall be the date on which the Committee has approved the terms and conditions of the Stock Incentive Agreement, has determined the recipient of the Stock Incentive, the number of Incentive Shares subject to the Stock Incentive, and has taken all such other action necessary to complete the grant of the Stock Incentive. Such date shall be set forth in the Stock Incentive Agreement.

Section 3.4. Accelerated Vesting upon Consummation of a Transaction. Unless otherwise set forth in a Stock Incentive Agreement: (a) each unexpired Option which is vested or would vest within twelve (12) months after the date of consummation of a Transaction shall become exercisable upon the consummation of a Transaction with respect to all of the Incentive Shares subject to such Option, without regard to the date of grant of the Option, and notwithstanding that such Option would be unvested or otherwise unexercisable with respect to some or all of such Incentive Shares, (b) each unexpired Stock Appreciation Right which is vested or would vest within twelve (12) months after the date of consummation of a Transaction shall become payable upon the consummation of a Transaction as to all of the Incentive Shares subject to the Stock Appreciation Right, without regard to the date of award of the Stock Appreciation Right, and (c) each unexpired Restricted Stock Award which has not been previously forfeited which is vested or would vest within twelve (12) months after the date of consummation of a Transaction shall be vested as to all of the Acquired Shares subject to such Restricted Stock Award upon the consummation of a Transaction, without regard to the date of award of the Restricted Stock Award. The preceding sentence notwithstanding, at any time prior to the consummation of a Transaction, the Committee may impose conditions on the exercise, redemption, or substitution of any outstanding Stock Incentive, including, without limitation, a condition of the continued employment of the affected Participant with the Company, or any successor to the Company, after the closing of a Transaction, in order to receive payment of any consideration payable in a Transaction in respect of Incentive Shares, which, in the absence of an acceleration pursuant to this Section 3.4, would be unvested Incentive Shares, provided, however, that if the Committee imposes an employment condition after the closing of a Transaction, such condition shall be deemed satisfied if a Termination of Employment results from (x) the death or Disability of a Participant or (y) a Resignation for Good Reason.

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Section 3.5. Redemption of Stock Incentives. Notwithstanding anything to the contrary contained herein or in any Stock Incentive Agreement, the Company shall have the absolute right to redeem any or all outstanding Stock Incentives from any or all Participants in connection with a Transaction for an amount which, with respect to each Participant, represents the Committee’s best estimate of the amount and type of consideration a holder of the number of shares of Common Stock equal to the number of vested Incentive Shares held by such Participant would receive in the Transaction after deduction of the Exercise Price and all legal, accounting, and other expenses incurred in the Transaction, and satisfaction of excluded liabilities and indebtedness not assumed in the Transaction (the “Redemption Price”), and subject to such other terms and conditions set by the Committee. If the Company calls any or all of the outstanding Stock Incentives for redemption, the affected Participants shall be under a mandatory obligation to sell their Stock Incentives to the Company at the Redemption Price and upon such other terms as may be established by the Committee. In the event a Participant fails to deliver a Stock Incentive for redemption to the Company in accordance with this Section 3.5, the Company may terminate and cancel any Stock Incentive upon delivery of the Redemption Price to such Participant, whereupon all rights of such Participant under the Stock Incentive shall be extinguished.

Section 3.6. Certain Termination Events. Unless otherwise set forth in a Stock Incentive Agreement, an outstanding Stock Incentive shall terminate upon the first to occur of any of the following events:

(a) 5:00 p.m. Eastern Time on the date on which the Participant holding a Stock Incentive commits a Disloyal Act;

(b) 5:00 p.m. Eastern Time on the fifth (5th) anniversary of the Award Date set forth in the Stock Incentive Agreement;

(c) 5:00 p.m. Eastern Time on the date of closing of a Transaction;

(d) If the Stock Incentive is not an Incentive Stock Option, 5:00 p.m. Eastern Time on the Effective Date of Termination of the Participant holding the Stock Incentive, provided however, if Termination of Employment results from death or Disability of such Participant, the Stock Incentive shall not terminate until 5:00 p.m. Eastern Time ninety (90) days after the Effective Date of Termination, or in the case of a Stock Appreciation Right only upon the consummation of a Transaction in accordance with Section 5.5;

(e) If the Stock Incentive is an Incentive Stock Option, 5:00 p.m. Eastern Time on the ninetieth (90th) day after a Termination of Employment of the Participant holding the Stock Incentive.

(f) 5:00 p.m. Eastern Time on the date the Stock Incentive is redeemed pursuant to Section 3.5 of the Plan; or

(g) 5:00 p.m. Eastern Time on the date a substituted stock option is issued pursuant to Section 4.7 of the Plan in replacement of any Option issued under the Plan.

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Section 4. Terms and Conditions of Options

Every Option granted under the Plan shall be evidenced by a Stock Option Agreement which conforms to the following provisions of the Plan, and which may contain such other terms and conditions which are not inconsistent with the Plan as the Committee determines are advisable and in the interest of the Company under the circumstances.

Section 4.1. Type of Option. At the time any Option is granted, the Committee shall determine whether the Option is to be an Incentive Stock Option or a Non-Qualified Stock Option, and the Option shall be clearly identified as either an Incentive Stock Option or a Non-Qualified Stock Option.  At the time any Incentive Stock Option is exercised, the Company shall be entitled to place a legend on the certificates representing the Acquired Shares purchased pursuant to the Option to clearly identify them as Acquired Shares purchased upon exercise of an Incentive Stock Option. An Incentive Stock Option may only be granted within ten (10) years from the earlier of the date the Plan is adopted or approved by the Company’s shareholders.

Section 4.2. Exercise Price. The Exercise Price of each Option granted under the Plan shall be set forth in the Stock Option Agreement evidencing such Option. The Exercise Price shall be subject to adjustment in accordance with Section 8.2 hereof; provided however, that the Exercise Price of any Incentive Stock Option that is granted to a Participant who is not an Over 10% Owner shall not be less than the ISO-FMV on the date the Incentive Stock Option is granted; and provided further, that the Exercise Price of any Incentive Stock Option that is awarded to a Participant who is an Over 10% Owner shall not be less than one hundred ten percent (110%) of the ISO-FMV on the date the Incentive Stock Option is granted.

Section 4.3. Term of Option. The term of any Option shall be as set forth in the applicable Stock Option Agreement; provided, however, that the term of any Incentive Stock Option granted to a Participant who is not an Over 10% Owner shall not exceed ten (10) years after the date the Option is granted, and provided further, that the term of any Incentive Stock Option granted to an Over 10% Owner shall not exceed five (5) years after the date the Option is granted.

Section 4.4. Payment of Exercise Price. The Exercise Price of any Option shall be paid in cash, or, after a Public Offering, or other exercise with the consent of the Committee, by a cashless exercise through a brokerage transaction or such other means as the Committee determines. The Committee, prior to a Public Offering, may, but shall not be obligated to, accept payment of the Exercise Price by a promissory note of the Participant which is secured by the Acquired Shares issued upon exercise of the Option. No Acquired Shares shall be issued or delivered upon exercise of an Option until full payment of the Exercise Price has been made by the Participant.  The holder of an Option, as such, shall have none of the rights of a shareholder until Acquired Shares are issued upon exercise of the Option.

Section 4.5. Vesting. Each Option granted under the Plan shall be exercisable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee shall specify in the Stock Option Agreement; provided, however, that subsequent to the grant of an Option, the Committee, at any time before complete termination of such Option, may accelerate the time or times at which such Option may be exercised in whole or in part.

Section 4.6. Nontransferability of Options. Except as provided in Section 4.7 below, an Option shall not be transferable, or assignable, except by will or by the laws of descent and distribution, and shall be exercisable during the Participant’s lifetime only by the Participant, or in the event of the Disability of the Participant, by the Participant’s Transferee.

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Section 4.7. Substitution of Previously Issued Options.

(a) Notwithstanding anything to the contrary in the Plan, any Option granted in substitution for an option previously issued by another entity, which substitution occurs in connection with a transaction to which Code Section 424(a) is applicable, may provide for an Exercise Price computed in accordance with such Code Section and the regulations thereunder, and may contain such other terms and conditions as the Committee may prescribe to cause such substitute Option to contain as nearly as possible the same terms and conditions (including the applicable vesting and termination provisions) as those contained in the previously issued option being replaced thereby.

(b) The Company shall have the absolute right in connection with any Transaction in which the Company will not be the surviving entity (including a sale of assets) to negotiate for the substitution of all or part of the outstanding Options for options issued by the surviving entity, or its parent or a subsidiary of such surviving entity, provided the number of shares subject to such substituted option, the number of shares “vested” or otherwise immediately exercisable thereunder, the exercise price of such substituted option, and all other terms and conditions of such substituted option are such that the Participant is in substantially the same economic position after receiving the substitute option as such Participant was in immediately prior to such substitution (after taking into account the effect of Section 3.4 of the Plan). The Company shall use best efforts to cause any such substituted option to be issued at the closing of the Transaction.

Section 5. Terms and Conditions of Stock Appreciation Rights

Every Stock Appreciation Right awarded under the Plan shall be evidenced by a Stock Appreciation Right Agreement that conforms to the following provisions of the Plan and which may contain such other terms and conditions which are not inconsistent with the Plan as the Committee determines are advisable and in the interest of the Company:

Section 5.1. Award. A Stock Appreciation Right may be awarded in connection with all or any portion of a previously or contemporaneously granted Option or not in connection with an Option.  A Stock Appreciation Right shall entitle the Participant to receive upon exercise or payment the excess of: (a) the Fair Value of a specified number of Incentive Shares at the time of exercise, minus (b) a specified price which shall be not less than the Option’s Exercise Price for that number of Incentive Shares, in the case of a Stock Appreciation Right granted in connection with a previously or contemporaneously granted Option, or, in the case of any other Stock Appreciation Right, not less than one hundred percent (100%) of the Fair Value of the specified number of Incentive Shares at the time the Stock Appreciation Right was awarded. A Stock Appreciation Right granted in connection with the grant of an Option may only be exercised to the extent that the related Option has not been exercised. The exercise of a Stock Appreciation Right shall result in a pro rata surrender of any related Option to the extent the Stock Appreciation Right has been exercised.

Section 5.2. Payment under Stock Appreciation Right. Upon exercise or payment of a Stock Appreciation Right, the Company shall pay to the Participant the appreciation in cash, or by issuance of Acquired Shares (at the aggregate Fair Value on the date of payment or exercise), as provided in the Stock Incentive Agreement or, in the absence of such provision, as the Committee may determine.

Section 5.3. Exercise. Each Stock Appreciation Right shall be payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee shall specify in the Stock Appreciation Right Agreement; provided, however, that subsequent to the award of a Stock Appreciation Right, the Committee, at any time before complete termination of such Stock Appreciation Right, may accelerate the time or times at which such Stock Appreciation Right may be exercised in whole or in part.

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Section 5.4. Nontransferability of Stock Appreciation Rights. A Stock Appreciation Right shall not be transferable or assignable, except by will or by the laws of descent and distribution, and shall be payable during the Participant’s lifetime only to the Participant, or in the event of the Disability of the Participant, to the legal representative of the Participant.

Section 5.5. Effect of Termination of Employment. Stock Appreciation Rights, and all rights thereunder, terminate upon Termination of Employment, except that, if Termination of Employment is the result of death or Disability, no additional Incentive Shares shall become vested, however, the Stock Appreciation Right shall not terminate and shall remain in full force and effect, and shall be exercisable by the Transferee upon the consummation of a Transaction upon compliance with the terms of this Plan and the terms of the Stock Appreciation Right Certificate.

Section 6. Terms and Conditions of Restricted Stock Awards

Every Restricted Stock Award awarded under the Plan shall be evidenced by a Restricted Stock Award Agreement that conforms to the following provisions of the Plan and which may contain such other terms and conditions which are not inconsistent with the Plan as the Committee determines are advisable and in the interest of the Company.

Section 6.1. Award. Shares awarded pursuant to Restricted Stock Awards shall be subject to such restrictions for such periods of time as determined by the Committee.  The Committee shall have the power to permit, in its discretion, an acceleration of the expiration of the applicable restriction periods with respect to any part or all of the Acquired Shares subject to a Restricted Stock Award.

Section 6.2. Payment under Restricted Stock Award. As a condition precedent to the award of a Restricted Stock Award, the Committee may require a cash payment from the Participant in an amount no greater than the aggregate Fair Value of the Acquired Shares awarded pursuant to the Restricted Stock Award, determined as of the date of award of the Restricted Stock Award. The Committee may accept payment by the Participant of any amount required to be paid pursuant to this Section 6.2 by a promissory note of the Participant (the “Participant Note”). The Participant Note shall bear interest at the applicable federal rate in effect on the effective date of the Restricted Stock Award, such interest shall be payable or accrue on the terms established by the Committee in its sole discretion. The term of any Participant Note shall not exceed ten (10) years, and shall be as determined by the Committee, in its sole discretion; provided, however, that such Participant Note shall become immediately due and payable upon consummation of a Transaction. The principal balance and interest accrued under any such Participant Note shall be payable as determined by the Committee, in its sole discretion. The Participant Note shall be secured by all Acquired Shares held by Participant pursuant to the Restricted Stock Award, and any and all earnings thereon, and shall, in addition, have a general right of recourse against the Participant for payment under Participant Note as to no less than fifty percent (50%) of the principal balance of any such Participant Note, and any accrued but unpaid interest thereon.

Section 7. Restrictions on Acquired Shares

Section 7.1. Restrictions on Transfer of Acquired Shares. All Acquired Shares shall be subject to the following restrictions:

(a) Except for transfers made in compliance with Section 7.1(b) hereof, or as otherwise required or permitted hereunder, no Acquired Shares and no interest in Acquired Shares may be conveyed, pledged, assigned, transferred, hypothecated, encumbered, or otherwise disposed of by a Participant or Transferee.

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(b) Except as provided for in connection with any pledge pursuant to Section 7.7 hereof, a Participant may transfer the Acquired Shares:

(i) to a Transferee upon Participant’s death or Disability; provided, that all such Acquired Shares, after transfer to a Transferee, shall remain subject to all the restrictions set forth in this Section 7 and to all applicable rights in favor of the Company set forth elsewhere in the Plan. Execution of a counterpart of these restrictions by such Transferee shall be a condition precedent to the issuance of any certificate evidencing the Acquired Shares registered in the name of any such Transferee;

(ii) during the Holding Period, only: (A) in a Transaction, (B) in a Public Offering (subject to any limitations imposed by the managing underwriters in an underwritten Public Offering), or (C) in connection with the exercise of the Company’s right to repurchase Acquired Shares after a Termination of Employment; or (D) if approved by the President of the Company, to any member of the Participant’s Family Group, provided that all such Acquired Shares, after transfer to such member of the Participant’s Family Group and any subsequent transferee of such member of the Participant’s Family Group, shall remain subject to the restrictions set forth in this Section 7 and subject to all applicable rights in favor of the Company set forth elsewhere in the Plan, and the execution of a counterpart of these restrictions by such member of the Participant’s Family Group shall be a condition precedent to the issuance of any certificate evidencing the Acquired Shares registered in the name of any such member of the Participant’s Family; and

(iii) after the expiration of the Holding Period, only: (A) in a Transaction, (B) in a Public Offering (subject to any limitations imposed by the managing underwriters in an underwritten Public Offering), (C) to any member of the Participant’s Family Group, provided that all such Acquired Shares, after transfer to any member of the Participant’s Family Group, and of any subsequent transferee of such member of the Participant’s Family Group, shall remain subject to the restrictions set forth in this Section 7 and to all applicable rights in favor of the Company set forth elsewhere in the Plan. Approval of the transfer by the President of the Company and execution of a counterpart of these restrictions by such member of the Participant’s Family Group, shall be conditions precedent to the issuance of any certificate evidencing the Acquired Shares registered in the name of any such member of the Participant’s Family Group, or (D) if the Participant or Transferee, as the case may be, shall have complied with the right of first refusal described in Section 7.2 hereof.

Section 7.2. Right of First Refusal. If, after the expiration of the Holding Period, a Participant or Transferee, as the case may be, shall receive an Offer from a Proposed Purchaser, which Offer such Participant or Transferee intends to accept, such Participant or Transferee, as the case may be, as a condition precedent to any sale of Acquired Shares to such Proposed Purchaser, shall provide a Transfer Notice with respect to such Offer to the Company. A copy of the Offer shall be attached to the Transfer Notice. The Transfer Notice shall constitute an irrevocable offer by the Participant or Transferee, as the case may be, to sell the Acquired Shares which are subject to such Offer to the Company at the Proposed Purchase Price and upon the terms of payment and conditions set forth in the Transfer Notice, which irrevocable offer shall be open for thirty (30) days from the date the Transfer Notice is delivered to the Company.  The Company shall have thirty (30) days after receipt of the Transfer Notice to notify such Participant or Transferee, as the case may be, in writing, of its election to purchase all of the Acquired Shares which are subject to the Offer at the Proposed Purchase Price and upon the same terms of payment and conditions as are contained in the Offer.  Failure by the Company to give such written notice within such thirty (30) day period shall constitute a rejection of the irrevocable offer by the Company.  If the Company rejects the irrevocable offer, or fails to accept the irrevocable offer timely, or, if after timely accepting the irrevocable offer, the Company fails to consummate the purchase of the Acquired Shares which are subject to the Offer timely, then such Participant or Transferee, as the case may be, shall be free to sell such Acquired Shares to the Proposed Purchaser at the Proposed Purchase Price and upon the same terms and conditions as are set forth in the Offer; provided, however, if such Participant or Transferee, as the case may be, does not consummate such sale to the Proposed Purchaser within thirty (30) days after rejection by the Company of the irrevocable offer, such Acquired Shares shall once again become subject to the provisions of this Section 7.2, and any subsequent disposition of such Acquired Shares shall be made only after compliance with the terms of this Section 7.2. If the Company accepts the irrevocable offer set forth in the Transfer Notice, the Company’s consummation of the purchase of the Acquired Shares shall be held at the Company’s offices no later than thirty (30) days following the date on which the Company gives written notice of its acceptance of the irrevocable offer set forth in the Transfer Notice. Notwithstanding anything contained herein to the contrary, no Participant may accept an offer from any Competitor, and any attempted transfer of Acquired Shares to such Competitor shall be void and of no force or effect. Compliance with this Section 7.2 shall not be required for any transfer of Acquired Shares in: (i) a Public Offering, (ii) effected after a Public Offering under Rule 144 promulgated under the Securities Act, (iii) to the Company upon exercise of its rights to redeem or repurchase Acquired Shares after a Termination of Employment, or (iv) in a Transaction.

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Section 7.3. Right to Purchase Upon Termination of Employment.

(a) During the Holding Period, the Company shall have the right, but not the obligation, to purchase from a Participant or Transferee, as the case may be, all or any portion of any Acquired Shares owned by such Participant or Transferee.  The purchase price of any Acquired Shares purchased by the Company in accordance with this Section 7.3 shall be the Call Price.  If the Company elects to exercise its right to repurchase any Acquired Shares pursuant to this Section, it shall do so by giving written notice thereof to such Participant or Transferee, as the case may be, which notice shall specify the number of Acquired Shares held by such Participant or Transferee as to which the Company is exercising its repurchase right.  The Company’s repurchase, and the sale by Participant or Transferee, as the case may be, of such Acquired Shares shall be consummated at a closing to be held at the Company’s offices no later than thirty (30) days following the date on which the Company gives written notice of its exercise of such repurchase right.  At the closing, the Participant or Transferee, as the case may be, shall deliver all certificates representing the Acquired Shares to be purchased, properly endorsed for transfer, and the Company shall pay the Participant or Transferee, as the case may be, the aggregate purchase price for the Acquired Shares as follows: (i) ten percent (10%) of the total purchase price in cash, and (ii) ninety percent (90%) of the total purchase price by delivery of a promissory note of the Company, payable to the order of the Participant or Transferee, as the case may be, and bearing interest at the Prime Rate in effect on the Business Day ended immediately prior to date of the closing, with accrued and unpaid interest being due on each principal installment payment date. The principal amount of such note shall be payable in: (A) eight (8) equal quarterly installments if the original principal amount of the note is equal to, or less than, twenty five thousand dollars ($25,000), or (B) if the original principal amount of the note is greater than twenty five thousand dollars ($25,000), the original principal amount of such note shall be payable in equal quarterly installments, over a term equal to two (2) years plus one (1) year for each additional twenty five thousand dollars ($25,000), or part thereof, that the original principal amount of the note exceeds twenty five thousand dollars ($25,000), provided, however, the entire unpaid principal amount of such note, together with all accrued but unpaid interest thereon, shall become due and payable in cash immediately upon the closing of a Transaction or a Public Offering. Payment of quarterly installments shall commence on the first three (3) month anniversary of the closing date. The promissory note shall be secured by a pledge of the Acquired Shares purchased from the Participant, and such Acquired Shares shall be released from the pledge quarterly upon the payment of each principal payment due under the note, such that the number of Acquired Shares pledged shall never be more than the quotient of the then outstanding principal amount of the note divided by the purchase price per Acquired Share paid to the Participant.

(b) All Acquired Shares not purchased by the Company prior to the expiration of the Holding Period shall, upon request of the Committee, be deposited into a voting trust which shall be in such form and contain such terms and conditions as the Committee may determine in its sole discretion, provided that the term of the voting trust shall terminate upon the closing of a Public Offering. The voting trustee shall vote the Acquired Shares held by the voting trust as directed by the Board of Directors on all matters submitted to a vote of shareholders.

Section 7.4. Determination of Call Price.

(a) The Call Price for Acquired Shares issued upon exercise of Stock Options shall be determined as follows:

(i) If the Termination of Employment of a Participant is: (A) for Cause, or (B) the resignation of such Participant (excluding a Resignation for Good Reason), the Call Price shall be the lesser of (x) Fair Value or (y) the Exercise Price paid by such Participant multiplied by the number of Acquired Shares being purchased by the Company;

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(ii) If the Termination of Employment of a Participant is (A) a Resignation For Good Reason or (B) not for Cause, the Call Price shall be Fair Value.

(b) The Call Price for Acquired Shares issued pursuant to a Restricted Stock Award or a Stock Appreciation Right shall be determined as set forth in the Restricted Stock Award Agreement or Stock Appreciation Right Agreement.

Section 7.5 Mandatory Sale. If the Board of Directors and/or the holders of a majority of the outstanding shares of Common Stock approve a Transaction with a third party, each Participant shall, upon request of the Board of Directors, consent to, raise no objection to, and support the Transaction. If the Transaction is structured as a sale of Common Stock by the holders thereof, each Participant holding Acquired Shares shall sell all such Acquired Shares to such buyer on the terms and conditions approved by the Board of Directors or the holders or a majority of the outstanding shares of Common Stock. The right of first refusal provided in Section 7.2 hereof shall be inapplicable to a sale effected under this Section 7.5.

Section 7.6 Disloyal Acts. The Company shall have the following rights with respect to any Participant who commits a Disloyal Act:

(a) If a Disloyal Act is committed by a Participant that is a holder of Acquired Shares, all Acquired Shares held by such Participant shall be canceled upon the books and records of the Company, and the Company shall deliver to the Participant an unsecured sixty (60) month promissory note bearing interest at the Prime Rate in effect on the Business Day which immediately precedes the date such note is issued, in a principal amount equal to the product of the lesser of Fair Value or the Exercise Price paid by such Participant multiplied by the number of Acquired Shares being canceled. The cancellation of such Acquired Shares shall be effective as of the date on which the Company delivers the promissory note to the Participant in accordance with this Subsection (a).

(b) If a Disloyal Act is committed by a Participant that is a holder of a note issued by the Company pursuant to Section 7.3 hereof, the outstanding balance of such note shall be reduced to an amount equal to the product of the lesser of Fair Value or the Exercise Price, multiplied by the number of Acquired Shares purchased from such Participant pursuant to Section 7.3 hereof, minus the amount of cash paid at the closing of the sale pursuant to Section 7.3 hereof, and minus the amount all principal payments made under the such note between the date of such note and the date on which this adjustment to the principal balance of the note is made, but in no event shall the note be reduced below zero.

Section 7.7 Pledging of Shares. The Company may, as a condition precedent to the issuance of any Acquired Shares pursuant to any Stock Incentive, require a Participant to pledge any such Acquired Shares for the benefit of certain Company lenders if all other Company shareholders have pledged their shares of Common Stock, or will pledge their shares of Common Stock, on the same terms and conditions as the other Company shareholders.

Section 7.8 Delivery of Certificate. At any closing of a purchase by the Company of Acquired Shares pursuant to Section 7.2 or 7.3 hereof, a certificate representing the Acquired Shares purchased by the Company, duly endorsed for transfer to the Company, shall be delivered by the Participant to the Company, and upon receipt of the certificate, the Company shall pay the consideration for the Acquired Shares; provided that, if the certificate representing the Acquired Shares purchased by the Company is not delivered, duly endorsed, to the Company at the closing, the Company may, in addition to all other remedies it may have, tender to the Participant, at the address set forth in the stock transfer records of the Company, the purchase price for such Acquired Shares as is herein specified, and cancel such Acquired Shares on its books and records, whereupon all of the Participant’s right, title, and interest in and to such Acquired Shares shall terminate. The Company shall have the right to set off against, and to deduct from, any sums payable by it in connection with the purchase of Acquired Shares, the principal amount of, and all accrued but unpaid interest on, any indebtedness of the Participant owing to the Company on the date of the closing.

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Section 7.9 Lockup Agreement in Public Offering. Each holder of Acquired Shares shall execute any form of “lockup agreement” required by any managing underwriter(s) in connection with any Public Offering, provided that no holder of Acquired Shares shall be required to sign such a lockup agreement unless all holders of Acquired Shares are also required to execute such agreements.

Section 7.10 Termination of Restrictions. The restrictions on transfer of Acquired Shares contained in this Section 7 shall continue in effect until the twentieth (20th) anniversary of the date of this Plan. Any certificate issued by the Company which represents any Acquired Shares shall contain the following legend:

transfer is restricted

the securities evidenced by this certificate are subject to a right of first refusal and other restrictions on transfer set forth in THE Logical Choice Technologies, Inc. 1999 Stock Incentive Plan, a copy of which is available from the company.

The securities evidenced by this certificate have not been registered under the securities act of 1933, as amended, and may not be sold, transferred, assigned, or hypothecated unless (1) there is an effective registration under such act covering such securities, (2) the transfer is made in compliance with rule 144 promulgated under such act, or (3) the COMPANY receives an opinion of counsel, reasonably satisfactory to the company, stating that such sale, transfer, assignment or hypothecation is exempt from the registration requirements of such act.

Section 7.11 Removal of Legends. Any legend endorsed on a certificate pursuant to Section 7.10, and any stop transfer instructions with respect to the Acquired Shares, shall be removed and the Company shall issue a certificate without such legend to the holder thereof, if such Acquired Shares are (a) registered under the Securities Act and a prospectus meeting the requirements of Section 10 of the Securities Act is available or (b) the holder of Acquired Shares delivers an opinion of counsel acceptable to the Company to the effect that such legend is no longer required under the Securities Act.

Section 8. General Provisions

Section 8.1. Withholding. Whenever the Company issues Acquired Shares under the Plan, or upon the vesting (partial or complete) of any Restricted Stock Award, the Participant shall remit to the Company an amount sufficient to satisfy all federal, state, and local withholding tax requirements, if any, prior to the delivery of any certificate or certificates for Acquired Shares or the vesting of such Restricted Stock Award. A Participant may pay such withholding taxes in cash, or the Participant may make a Withholding Election, provided the Committee consents to such Withholding Election. In the event the Committee does not consent to such a Withholding Election, the Participant shall pay such withholding taxes in cash. A Participant may make a Withholding Election only if both of the following conditions are met:

(a) The Withholding Election must be made on or prior to the Tax Date by executing and delivering to the Company a properly completed notice of Withholding Election as prescribed by the Committee; and

(b) Any Withholding Election made will be irrevocable; however, the Committee may in its sole discretion disapprove and give no effect to the Withholding Election.

Section 8.2. Changes in Capitalization; Merger; Liquidation.

(a) The Total Reserved Shares under the Plan, and the number of Incentive Shares and the Exercise Price of each outstanding Stock Incentive shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or combination of shares including without limitations a split-up, a stock split or a reverse stock split of Common Stock or the payment of a stock dividend in shares of Common Stock to holders of outstanding securities.

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(b) If the Company shall be the surviving corporation in any merger or consolidation, recapitalization, or reclassification of shares of Common Stock, or similar reorganization, an appropriate adjustment shall be made to each outstanding Stock Incentive such that the Participant shall be entitled to purchase or receive, as the case may be, the number and class of securities which a holder of the number of shares of Common Stock equal to the number of Incentive Shares subject to such Stock Incentive at the time of such transaction would have been entitled to receive as a result of such transaction, and, if necessary, a corresponding adjustment shall be made in the Exercise Price of each outstanding Stock Incentive, provided however, that if the Company’s Common Stock outstanding immediately prior to the Transaction is not exchanged for a new security, no adjustments shall be made to outstanding Stock Incentives pursuant to this Section 8.2 as a result of the merger or reorganization.

(c) In the event of any other changes in capitalization of the Company, the Committee shall make such additional adjustments in the number and class of Incentive Shares subject to outstanding Stock Incentives, and with respect to which future Stock Incentives may be granted as the Committee, in its sole discretion, shall deem equitable or appropriate. Any adjustment pursuant to this Section may provide, in the Committee’s discretion, for the elimination of any fractional Incentive Shares that might otherwise become subject to any Stock Incentive without payment therefor.

(d) Except for the adjustments in Sections (a) and (b) of this Section 8.2, the holder of a Stock Incentive shall have no rights by reason of any: subdivision or combination of shares of stock of any class, payment of any stock or cash dividend, or any other increase or decrease in the number of shares of Common Stock, or by reason of any Transaction or distribution to the Company’s shareholders of assets or stock of another corporation. The existence of the Plan and any Stock Incentives granted pursuant to the Plan shall not affect in any way the right or power of the Company to make or authorize any adjustment, reclassification, reorganization, or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Common Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its business or assets, or any other corporate act or proceeding.

Section 8.3. Investment Representations. As a condition precedent to the issuance of any Acquired Shares pursuant to any Stock Incentive, the Participant receiving such Acquired Shares shall represent and agree as follows:

(a) The Acquired Shares are being acquired by Participant for Participant’s own account, without the participation of any other person, with the intent of holding the Acquired Shares for investment, and without the intent of participating, directly or indirectly, in a distribution of the Acquired Shares, or for resale in connection with, any distribution of the Common Stock of the Company.

(b) Participant is not acquiring the Acquired Shares based upon any representation, oral or written, by any person with respect to the future value of, or income from, the Acquired Shares, but rather upon an independent examination and judgment as to the prospects of the Company.

(c) Participant understands and agrees that the Acquired Shares will be issued and sold to Participant without registration under the Securities Act and any state law relating to the registration of securities for sale, and will be issued and sold in reliance on the exemptions from registration under the Securities Act of 1933, provided by Sections 3(b) and/or 4(2) thereof and the rules and regulations promulgated thereunder.

(d) The Acquired Shares cannot be offered for sale, sold or transferred by Participant other than pursuant to: (A) an effective registration under the Securities Act of 1933 or in a transaction otherwise in compliance with the Securities Act of 1933; (B) evidence satisfactory to the Company of compliance with the applicable securities laws of other jurisdictions; and (C) compliance with all terms and conditions of the Plan and the corresponding Stock Incentive. The Company shall be entitled to rely upon an opinion of counsel satisfactory to it with respect to compliance with the above laws, the Plan, and any Stock Incentive.

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(e) The Company will be under no obligation to register the Acquired Shares, or to comply with any exemption available for sale of the Acquired Shares, without registration or filing, and the information or conditions necessary to permit routine sales of securities of the Company under Rule 144 of the Securities Act of 1933 are not now available, and no assurance has been given that it or they will become available. The Company is under no obligation to act in any manner so as to make Rule 144 available with respect to the Acquired Shares.

(f) The agreements, representations, warranties, and covenants made by Participant herein extend to and apply to all Acquired Shares issued to Participant pursuant to any Stock Incentive. Acceptance by Participant of a certificate representing Acquired Shares shall constitute a confirmation by Participant that all such agreements, representations, warranties, and covenants made herein shall be true and correct at that time.

Section 8.4. Compliance with Code. All Incentive Stock Options to be granted hereunder are intended to comply with Code Section 422, and all provisions of the Plan and all Incentive Stock Options granted hereunder shall be construed in such manner as to effectuate that intent.

Section 8.5. Set-Off. The Company shall have the right to set-off against any payment made by the Company to a Participant in connection with any Stock Incentive, Acquired Shares, or Incentive Shares, the amount of any indebtedness, including accrued but unpaid interest, then owed by such Participant to the Company, or reasonably believed to be owed by Participant to the Company.

Section 8.6. Right to Terminate Employment. Nothing in the Plan or in any Stock Incentive shall confer upon any Participant the right to continue as an employee of the Company, or any of its Parents or Subsidiaries, or affect the right of the Company, or any of its Parents or Subsidiaries, to terminate the Participant’s employment at any time.

Section 8.7. Restrictions on Delivery and Sale of Shares. Each Stock Incentive is subject to the condition that, if at any time the Committee, in its discretion, shall determine that the listing, registration, or qualification of the shares covered by such Stock Incentive upon any securities exchange or under any state or federal law is necessary or desirable as a condition of or in connection with the granting of such Stock Incentive or the purchase of delivery of shares thereunder, the delivery of any or all Acquired Shares pursuant to such Stock Incentive may be withheld unless and until such listing, registration or qualification shall have been effected.

Section 8.8. Shareholders Agreement. Holders of Acquired Shares may be required to execute a Joinder Agreement to the Logical Choice of Georgia Inc., Employee Shareholders’ Agreement dated April 16, 1999.

Section 8.9. Plan Termination and Amendment. The Plan may be terminated, modified, or amended by the Board of Directors of the Company; provided, however, that no such termination, modification, or amendment without the consent of the holder of a Stock Incentive shall adversely affect the rights of a Participant under such Stock Incentive.

Section 8.10. Effective Date of Plan. The Plan shall become effective on the date the Plan is adopted by the Board of Directors and is ratified by the holders of a majority of the issued and outstanding shares of voting capital stock of the Company entitled to vote.

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BY ORDER OF THE BOARD OF DIRECTORS, this Plan has been executed by the duly authorized officers of the Company as of the Effective Date.

Logical Choice Corporation

By:
Name:	James Mark Elliott
Title:	Chief Executive Officer

Attest:

Secretary

[Corporate Seal]

Effective Date Plan adopted by the Board:	September 19, 2014

Effective Date Plan adopted by the Shareholders:	September 19, 2014